 Exhibit 10.1

Amendment No. RIE539E

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of January 22, 2008, between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated May 23, 2005 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  CoBank and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.            Section 8 of the MLA shall be amended by adding Subsection (I) as follows:

SECTION 8.         Affirmative Covenants.  Unless otherwise agreed to in writing by CoBank while this agreement is in effect, the Company agrees to, and with respect to Subsections 8(B) through 8(G) hereof, agrees to cause each Subsidiary to:

(I)  Guarantee and Related Documents.  Provide to CoBank, all in a form and content acceptable to CoBank:

(a)         No later than February 29, 2008, an unconditional guaranty of payment (the “Guaranty”) from the Company’s subsidiary, DNA Dreamfields Company, LLC (“Guarantor”), guarantying all of the Company’s obligations hereunder, together with such certified board resolutions, evidence of incumbency and other evidence as CoBank may require that the guaranty and all instruments and documents executed in connection therewith have been duly authorized and executed;

(b)         No later than February 29, 2008, a Security Agreement from the Guarantor securing all of Guarantor’s obligations under the Guaranty, as well all obligations of the Company hereunder, and granting to CoBank a first lien on all personal property of Guarantor, whether now existing or hereafter acquired;

2.            Section 9(E) of the MLA is hereby amended and restated to read as follows:

SECTION 9.         Negative Covenants.  Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not and will not permit its Subsidiaries to:

(E)       Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except:  (i) trade credit extended in the ordinary course of business; (ii) loans and investments by the Company in the stock or other equities of DNA Dreamfields Company, LLC; (iii) loans and investments by the Company in the stock and other equities of Primo Piatto, Inc.; and (iv) other loans and investments in an aggregate principal amount not to exceed, at any one time outstanding, $1,000,000.00.

3.            Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA
COMPANY, INC.

By:	By:	/s/ Edward Irion

Title:	Title:	CFO